Exhibit 99.1

LaBARGE, Inc. Sets New Sales and Earnings Records for Fiscal 2008 Second Quarter and First Half

Q2 Net Sales Grow 10 Percent

Q2 Net Earnings Increase 6 Percent

Backlog Holds Steady at Record High

ST. LOUIS--(BUSINESS WIRE)--LaBarge, Inc. (AMEX: LB) today reported financial results for the fiscal 2008 second quarter and first half ended December 30, 2007. Sales and earnings in the fiscal 2008 periods represent new quarterly and first-half records for the Company.

Fiscal 2008 second-quarter net sales rose 10 percent to $67,052,000 from $60,820,000 in the fiscal 2007 second quarter. Net earnings in the fiscal 2008 second quarter were $3,397,000, or $0.21 per diluted share, up 6 percent from $3,197,000, or $0.20 per diluted share, in the second quarter of fiscal 2007.

Net sales for the six months ended December 30, 2007 rose 14 percent to $126,242,000 from $110,720,000 in the fiscal 2007 first half. Net earnings in the fiscal 2008 first half were $5,917,000, or $0.37 per diluted share, up 6 percent from $5,608,000, or $0.35 per diluted share, in the first half of fiscal 2007.

Gross margin in the fiscal 2008 second quarter was 19.9 percent, compared with 19.2 percent in the fiscal 2008 first quarter and 20.6 percent in the fiscal 2007 second quarter. As a percentage of sales, operating income (defined as net sales less cost of sales and selling and administrative expense) in the fiscal 2008 second quarter was 8.8 percent, compared with 7.5 percent in the fiscal 2008 first quarter and 9.4 percent in the fiscal 2007 second quarter.

Selling, general and administrative expense (SG&A) as a percentage of sales was 11 percent in both the fiscal 2008 and fiscal 2007 second quarters. In actual dollars, fiscal 2008 second-quarter SG&A increased 10 percent from the previous second quarter. The increase in SG&A expense was primarily attributable to higher medical, professional services and compensation expenses.

Interest expense in the fiscal 2008 second quarter was $387,000, compared with $564,000 in the fiscal 2007 second quarter, reflecting lower average debt levels in the 2008 period.

Net cash provided by operating activities was approximately $100,000 in the fiscal 2008 second quarter, compared with $5,086,000 in the fiscal 2008 first quarter and $2,926,000 in the fiscal 2007 second quarter. Fiscal 2008 second-quarter net cash provided by operating activities reflects increased levels of inventory and receivables.

Total debt at December 30, 2007 was $24,057,000, up 3 percent from $23,457,000 at September 30, 2007, and down 8 percent from $26,256,000 at July 1, 2007. Stockholders’ equity at December 30, 2007 was $83,365,000, up 5 percent from $79,623,000 at September 30, 2007, and up 9 percent from $76,410,000 at July 1, 2007.

Bookings of new business were strong during the fiscal 2008 second quarter, with the largest contributions coming from the defense, industrial and natural resources market sectors. Backlog at December 30, 2007 was $245,542,000, level with the end of the fiscal 2008 first quarter and up 17 percent from $209,386,000 a year earlier.

Shipments on a variety of defense programs comprised the largest portion of revenues, accounting for 35 percent of fiscal 2008 second-quarter net sales, compared with 31 percent in the previous second quarter. Actual sales dollars from the defense market sector increased 24 percent in the fiscal 2008 second quarter, compared with the same period a year earlier.

Shipments to natural resources customers represented 28 percent of fiscal 2008 second-quarter net sales versus 24 percent in the previous second quarter. Actual sales dollars from this market sector were up 29 percent in the fiscal 2008 second quarter versus a year earlier, largely due to higher sales to mining customers during the fiscal 2008 second quarter.

Shipments to industrial customers were 17 percent of fiscal 2008 second-quarter revenues, compared with 14 percent in the fiscal 2007 second quarter. Actual sales dollars from the industrial market sector were up 33 percent in the fiscal 2008 second quarter versus a year earlier, due to increased shipments of equipment used in glass container fabrication systems.

Shipments to commercial aerospace customers were 8 percent of fiscal 2008 second-quarter revenues, compared with 11 percent in the previous second quarter. Fiscal 2008 second-quarter sales from the commercial aerospace market sector were down 24 percent from the year-ago period which included non-recurring revenue related to the settlement of a contract claim. Excluding the non-recurring revenue from the year-ago period, fiscal 2008 second-quarter commercial aerospace sales were up 15 percent.

Shipments to medical customers represented 7 percent of fiscal 2008 second-quarter sales, versus 2 percent in the year-ago second quarter. Actual sales dollars from the medical market sector nearly tripled in the fiscal 2008 second quarter versus a year earlier due to increased sales to various new and existing medical customers.

Revenues from the government systems market sector represented 4 percent of fiscal 2008 second-quarter sales, versus 14 percent in the year-ago period. The year-ago period included shipments for a postal automation program completed during the 2007 fiscal year, as well as higher shipments of airport security equipment.

Outlook and Commentary

Chief Executive Officer and President Craig LaBarge commented, “LaBarge had an excellent second quarter and first half with sales, earnings, bookings and backlog up markedly from a year earlier. Further, improved operating efficiencies during the second quarter drove gross margin expansion of 70 basis points from the first-quarter level. Despite the record level of sales in this year’s second quarter, robust booking activity allowed backlog to remain steady at the record level attained in the previous quarter.

“The strength of our current backlog and the continued vigor of the major markets we serve give us confidence in the positive near-term and long-term business outlooks for LaBarge. We expect sales and earnings in the third and fourth quarters of fiscal 2008 will compare favorably with both this year’s second quarter and the comparable year-ago periods, translating to another record year for LaBarge,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2008 second quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=000049F4 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site address is http://www.labarge.com.

(Financial tables follow)

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Net sales	$67,052	$60,820	$126,242	$110,720

COSTS AND EXPENSES:
Cost of sales	53,676	48,314	101,494	87,557
Selling and administrative expense	7,465	6,800	14,412	12,791
Interest expense	387	564	814	1,215
Other expense and (income), net	22	(64)	32	(20)

Earnings before income taxes	5,502	5,206	9,490	9,177
Income tax expense	2,105	2,009	3,573	3,569

Net earnings	$3,397	$3,197	$5,917	$5,608

Basic net earnings per common share:
Basic net earnings	$0.22	$0.21	$0.39	$0.37

Average common shares outstanding	15,216	15,112	15,208	15,116

Diluted net earnings per share:
Diluted net earnings	$0.21	$0.20	$0.37	$0.35

Average diluted common shares outstanding	16,092	16,008	16,059	16,040

LaBarge, Inc. Consolidated Balance Sheets (amounts in thousands, except share amounts)

	December 30, 2007	July 1, 2007

	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$451	$392
Accounts and other receivables, net	36,983	30,204
Inventories	66,011	59,717
Prepaid expenses	1,889	2,333
Deferred tax assets, net	1,834	1,822

Total current assets	107,168	94,468

Property, plant and equipment, net	17,269	16,269
Intangible assets, net	1,851	2,282
Goodwill, net	24,292	24,292
Deferred tax asset, net	743	499
Other assets, net	4,959	4,772

Total assets	$156,282	$142,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$15,775	$14,825
Current maturities of long-term debt	6,265	6,300
Trade accounts payable	24,016	18,643
Accrued employee compensation	10,643	10,837
Other accrued liabilities	2,465	2,321
Cash advances	8,281	3,613

Total current liabilities	67,445	56,539

Long-term advances from customers for purchase of materials	1,009	1,590
Deferred gain on sale of real estate and other liabilities	2,445	2,912
Long-term debt	2,017	5,131

Stockholders’ equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at December 30, 2007 and July 1, 2007, including shares in treasury	158	158
Additional paid-in capital	16,286	16,174
Retained earnings	69,691	63,774
Less cost of common stock in treasury, shares of 368,655 at December 30, 2007 and 506,704 at July 1, 2007	(2,769)	(3,696)

Total stockholders’ equity	83,366	76,410

Total liabilities and stockholders’ equity	$156,282	$142,582

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com